Exhibit 99.1

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

NEWS CORPORATION REPORTS SECOND QUARTER OPERATING INCOME OF $1.1 BILLION, A 24% INCREASE ON REVENUE GROWTH OF 18%

INCOME FROM CONTINUING OPERATIONS INCREASES 18% TO $822 MILLION

QUARTER HIGHLIGHTS

•	Filmed Entertainment delivers 57% operating income growth on strong theatrical release slate and success of film and television home entertainment titles.

•	Higher affiliate revenues at Cable Network Programming drive segment revenues up 14%, resulting in operating income growth of 5%.

•

Television operating income decreases as strength of political advertising at the station group is offset by losses from launching MyNetworkTV as well as ratings declines and higher sports programming costs at the FOX broadcast network.

•	SKY Italia operating results improve $41 million, reflecting net subscriber additions of 432,000 over the past 12 months expanding the subscriber base to over four million.

•

Publishing businesses aggregate operating income increases 34% on Newspaper advertising and circulation growth as well as a $99 million redundancy provision included in prior year’s results. Newspapers growth partially offset by lower contributions from Book Publishing.

•	Announced share exchange agreement with Liberty Media Corporation which will result in News Corporation acquiring Liberty’s 16.3% economic interest in the Company.

NEW YORK, NY, February 7, 2007 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter income from continuing operations of $822 million ($0.26 per share on a diluted combined basis1), as compared with $694 million ($0.21 per share on a diluted combined basis1) reported in the second quarter a year ago. These results primarily reflect an increase in consolidated operating income and higher equity earnings of affiliates partially offset by an increased tax provision, the result of a prior year tax benefit from the application of the American Jobs Creation Act. Additionally, the current quarter included a decrease in Other income, primarily from the unrealized change in fair value of certain outstanding exchangeable debt securities.

Consolidated operating income for the second quarter of $1.1 billion was up 24% versus the $920 million reported a year ago, primarily driven by the record performance at Filmed Entertainment as well as improved results at the Cable Network Programming, Newspapers and Direct Broadcast Satellite segments. The prior year results included a $99 million redundancy provision recorded in connection with the U.K. newspaper printing project.

(1)	See supplemental financial data on page 12 for detail on earnings per share

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our second fiscal quarter was a success both financially and strategically. Financially, we enjoyed double digit revenue and operating income growth, with a better than expected performance at our film studio and strong growth at SKY Italia, where subscriber additions reached the four million mark. The quarter was not without its challenges, however. In particular, we were disappointed with the results at MyNetworkTV, whose ratings have been far below expectations. We are focused on reversing this performance, and since quarter’s end, have brought in new management and will introduce new programming to jump-start its recovery.

“Strategically, the quarter’s highlight was our announced transaction with Liberty – a transaction we believe unlocks tremendous value for our shareholders. It will be immediately accretive on both a free cash flow and earnings per share basis, and it allows us to monetize our stake in DIRECTV at an attractive valuation, tax-free. It also represents a significant share buyback without paying a customary premium, while leaving us with a very strong balance sheet from which we can deliver additional value to our shareholders.”

Consolidated Operating Income

	3 Months Ended December 31,		6 Months Ended December 31,
	2006	2005	2006	2005
	US $ Millions
Filmed Entertainment	$470	$299	$709	$667
Television	112	183	304	343
Cable Network Programming	275	262	524	459
Direct Broadcast Satellite Television	(12)	(53)	(25)	(114)
Magazines and Inserts	74	76	152	152
Newspapers	170	69	294	194
Book Publishing	54	77	109	147
Other	1	7	(72)	(19)

Total Consolidated Operating Income	$1,144	$920	$1,995	$1,829

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported record second quarter operating income of $470 million, an increase of $171 million versus the $299 million reported in the same period a year ago. The 57% growth primarily reflects increased contributions from several strong theatrical releases as well as higher contributions from film and television home entertainment releases.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

Higher second quarter film results were driven by strong theatrical contributions from the launch of Borat: Cultural Learnings of America for Make Benefit Glorious Nation of Kazakhstan and the continued international success of The Devil Wears Prada. Additionally, the home entertainment performances of theatrical hits Ice Age: The Meltdown, X-Men: The Last Stand, Little Miss Sunshine and The Devil Wears Prada contributed to the strong quarterly results The second quarter also included launch costs for several additional successful theatrical releases including Eragon, which has grossed over $240 million in worldwide box office, and Night at the Museum, which held the top spot in the domestic box office for three weeks and has grossed over $438 million in worldwide box office to date.

Twentieth Century Fox Television (TCFTV) increased contributions versus the second quarter a year ago, primarily reflecting continued momentum in home entertainment sales, most notably from 24 and Prison Break. Several TCFTV shows garnered Golden Globe nominations, including 24 for Best Television Series – Drama and Best Actor in a Television Series – Drama, as well as My Name is Earl for Best Actor in a Television Series – Musical or Comedy.

TELEVISION

The Television segment reported second quarter operating income of $112 million, a decline of $71 million versus the same period a year ago as increased contributions from the Fox Television Stations were more than offset by lower contributions from the FOX Broadcasting Company, STAR and by losses from the launch of MyNetworkTV.

Fox Television Stations’ second quarter operating income increased 8% from the same period a year ago as advertising revenues expanded primarily on the strength of political spending. The increased political revenues were partially offset by lower revenues at the MyNetworkTV stations as well as by costs associated with the further expansion of local newscasts and spending on local station websites.

At the FOX Broadcasting Company, second quarter operating results declined by 36% compared to a year ago, primarily due to weak ratings for Major League Baseball’s post-season and increased National Football League programming costs. In prime-time, a decline in ratings and cancellation costs for several new series was offset by lower programming costs. Following the end of the quarter, the network further strengthened its schedule with the return of American Idol and 24, both of which are delivering bigger audiences than a year ago.

STAR’s second quarter operating income decreased 36% from the same period a year ago as subscription revenue growth was more than offset by a decline in advertising revenue at STAR PLUS in India. The decrease in advertising revenue reflects last year’s contributions from the highly successful broadcast of Kaun Banega Crorepati 2, India’s version of Who Wants to Be a Millionaire, which did not begin broadcasting in the current year until January.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

CABLE NETWORK PROGRAMMING

Cable Network Programming reported second quarter operating income of $275 million, a $13 million increase over the second quarter a year ago, primarily reflecting increased contributions from the Fox News Channel.

Fox News Channel (FNC) reported operating income growth of 25% compared to the second quarter a year ago, primarily from higher affiliate revenues on increased rates and additional subscribers. During the quarter, viewership at FNC was more than 60% higher than its nearest competitor in primetime and was nearly 50% greater on a 24-hour basis, reflecting FNC broadcasting the top five shows in cable news.

Operating profit at our other cable channels (including the Regional Sports Networks, FX and SPEED) was in-line with the second quarter a year ago. At our sports networks, higher advertising and affiliate revenues were more than offset by increased programming and rights costs for additional professional and collegiate games as compared to the prior year. At FX, increased affiliate revenues in the quarter were driven by higher rates and additional subscribers, while increased advertising revenues were the result of higher volume on ratings strength, most notably from Nip/Tuck which delivered ratings growth in its third season. These revenue gains were mostly offset by increased marketing spending primarily for new original series Dirt, which premiered to strong ratings after the quarter.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported a second quarter operating loss of $12 million, an improvement of $41 million versus a loss of $53 million a year ago on local currency revenue growth of 14%. This improvement primarily reflects subscriber additions, with more than 432,000 net subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 4.03 million at quarter end. The revenue growth was partially offset by increased programming spending associated with the larger subscriber base as well as costs associated with broadcasting additional Series A and Series B soccer matches.

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported second quarter operating income of $74 million, slightly below the $76 million reported in the same quarter a year ago, primarily due to lower revenue rates for free-standing inserts partially offset by increased page volume and lower printing costs.

NEWSPAPERS

The Newspapers segment reported second quarter operating income of $170 million, an increase of $101 million versus the same period a year ago which included a $99 million redundancy provision associated with the development of new printing operations in the U.K.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

The U.K. newspaper group, in addition to benefiting from the redundancy provision in the prior year, generated operating income growth in local currency terms primarily driven by increased advertising revenues on higher color volume at The Sun and The Sunday Times. The quarter also included slightly increased circulation revenues from higher cover prices at several titles as well as additional costs associated with the consumer magazine division and the launch of a free London newspaper.

The Australian newspaper group reported a slight second quarter operating income decline in local currency terms versus a year ago as circulation revenue growth on higher cover prices was more than offset by increased newsprint and production costs. Additionally, advertising revenues increased slightly with classified advertising experiencing strength in the employment sector and display advertising benefiting from a stronger retail market.

BOOK PUBLISHING

HarperCollins reported second quarter operating income of $54 million, a decrease of $23 million versus the same period a year ago which included strong sales from The Chronicles of Narnia series by C.S. Lewis. The year on year decline also reflects charges in the current year due to the bankruptcy filing of a major distributor. Current quarter results were led by strong sales of new titles including Michael Crichton’s Next, The Dangerous Book for Boys by Conn Iggulden and Lemony Snicket’s The End, as well as continuing sales of Marley & Me by John Grogan and YOU: The Owners Manual by Michael F. Roizen and Mehmet Oz. During the quarter, HarperCollins had 39 books on The New York Times bestseller list, including four books that reached the number one spot.

OTHER ITEMS

In December 2006, the Company announced that it had signed a share exchange agreement with Liberty Media Corporation under which Liberty will exchange its entire 16.3 percent economic position in News Corporation for the Company’s entire interest in The DIRECTV Group, three Regional Sports Networks and $550 million of cash, subject to adjustment. The transaction will be immediately accretive to News Corporation’s earnings per share and is subject to various regulatory approvals and an affirmative vote by a majority of holders of News Corporation’s Class B common stock, other than the Murdoch family and Liberty. If approved, the transaction is expected to be completed in the second half of calendar 2007.

A dividend of $0.06 per Class A share and a dividend of $0.05 per Class B share has been declared and is payable on April 18, 2007. The record date for determining dividend entitlements is March 14, 2007.

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Second quarter net earnings from affiliates were $249 million versus $160 million in the same period a year ago. The $89 million increase was primarily due to improved earnings from The DIRECTV Group resulting from subscriber growth and increased pricing, as well as lower expenses resulting from the set-top receiver lease program.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended December 31,		6 Months Ended December 31,
	% Owned		2006	2005	2006	2005
			US $ Millions
BSkyB	39	%(a)(c)	$90	$86	$172	$186
The DIRECTV Group	38	%(b)(c)	114	19	230	28
Other affiliates	Various	(d)	45	55	90	132

Total equity earnings of affiliates			$249	$160	$492	$346

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased to 39% as of December 31, 2006 from 38% as of December 31, 2005.

(b)	Due to The DIRECTV Group’s stock repurchase program, News’ ownership in The DIRECTV Group increased to 38% as of December 31, 2006 from 34% as of December 31, 2005.

(c)	Please refer to respective companies’ earnings releases for detailed information.

(d)	Primarily comprised of Gemstar-TV Guide International, Fox Cable Networks affiliates, Sky Network Television Limited, Innova (through February 16, 2006) and Sky Brasil (through August 23, 2006).

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	6 Months Ended December 31,
	2006	2005
Australian Dollar/U.S. Dollar	0.76	0.75
U.K. Pounds Sterling/U.S. Dollar	1.89	1.77
Euro/U.S. Dollar	1.28	1.20

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 8:30 A.M. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,

	2006	2005	2006	2005
	US $ Millions (except per share amounts)
Revenues	$7,844	$6,665	$13,758	$12,347
Expenses:
Operating	5,335	4,471	9,085	8,110
Selling, general and administrative	1,153	978	2,255	1,937
Depreciation and amortization	206	197	413	372
Other operating charges	6	99	10	99

Operating income	1,144	920	1,995	1,829
Other income (expense):
Interest expense, net	(140)	(141)	(265)	(269)
Equity earnings of affiliates	249	160	492	346
Other, net	18	62	446	73

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,271	1,001	2,668	1,979
Income tax expense	(431)	(292)	(969)	(674)
Minority interest in subsidiaries, net of tax	(18)	(15)	(34)	(31)

Income from continuing operations	822	694	1,665	1,274
Gain on disposition of discontinued operations, net of tax	—	381	—	381

Income before cumulative effect of accounting change	822	1,075	1,665	1,655
Cumulative effect of accounting change, net of tax	—	—	—	(1,013)

Net income	$822	$1,075	$1,665	$642

Basic earnings per share:
Income from continuing operations
Class A	$0.27	$0.23	$0.56	$0.41
Class B	$0.23	$0.19	$0.46	$0.35
Net income
Class A	$0.27	$0.35	$0.56	$0.21
Class B	$0.23	$0.29	$0.46	$0.17
Diluted earnings per share:
Income from continuing operations
Class A	$0.27	$0.22	$0.55	$0.41
Class B	$0.23	$0.19	$0.46	$0.34
Net income
Class A	$0.27	$0.35	$0.55	$0.21
Class B	$0.23	$0.29	$0.46	$0.17

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	June 30, 2006
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$5,438	$5,783
Receivables, net	6,339	5,150
Inventories, net	2,241	1,840
Other	396	350

Total current assets	14,414	13,123

Non-current assets:
Receivables	492	593
Investments	11,255	10,601
Inventories, net	2,593	2,410
Property, plant and equipment, net	5,128	4,755
Intangible assets, net	11,498	11,446
Goodwill	12,829	12,548
Other non-current assets	964	1,173

Total non-current assets	44,759	43,526

Total assets	$59,173	$56,649

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$4	$42
Accounts payable, accrued expenses and other current liabilities	4,480	4,047
Participations, residuals and royalties payable	1,264	1,007
Program rights payable	825	801
Deferred revenue	597	476

Total current liabilities	7,170	6,373

Non-current liabilities:
Borrowings	11,431	11,385
Other liabilities	2,861	3,536
Deferred income taxes	5,528	5,200
Minority interest in subsidiaries	289	281
Commitments and contingencies
Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	28,290	28,153
Retained earnings and accumulated other comprehensive income	3,572	1,689

Total stockholders’ equity	31,894	29,874

Total liabilities and stockholders’ equity	$59,173	$56,649

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2006	2005
	US $ Millions
Operating activities:
Net income	$1,665	$642
Gain on disposition of discontinued operations, net of tax	—	(381)
Cumulative effect of accounting change, net of tax	—	1,013

Income from continuing operations	1,665	1,274
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	413	372
Amortization of cable distribution investments	39	53
Equity earnings of affiliates	(492)	(346)
Cash distributions received from affiliates	121	94
Other, net	(446)	(73)
Minority interest in subsidiaries, net of tax	34	31
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,014)	(1,280)
Inventories, net	(586)	(833)
Accounts payable and other liabilities	971	1,169

Net cash provided by operating activities	705	461

Investing activities:
Property, plant and equipment, net of acquisitions	(608)	(412)
Acquisitions, net of cash acquired	(292)	(1,576)
Investments in equity affiliates	(181)	(29)
Other investments	(297)	(40)
Proceeds from sale of investments and other non-current assets	358	115
Proceeds from disposition of discontinued operations	—	395

Net cash used in investing activities	(1,020)	(1,547)

Financing activities:
Borrowings	160	1,149
Repayment of borrowings	(190)	(7)
Issuance of shares	173	73
Repurchase of shares	(59)	(1,067)
Dividends paid	(185)	(241)

Net cash used in financing activities	(101)	(93)

Net decrease in cash and cash equivalents	(416)	(1,179)
Cash and cash equivalents, beginning of period	5,783	6,470
Exchange movement on opening cash balance	71	(48)

Cash and cash equivalents, end of period	$5,438	$5,243

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2006	2005	2006	2005
	US $ Millions
Revenues

Filmed Entertainment	$2,265	$1,607	$3,478	$3,026
Television	1,600	1,596	2,703	2,644
Cable Network Programming	920	810	1,809	1,585
Direct Broadcast Satellite Television	764	620	1,386	1,118
Magazines and Inserts	266	265	541	532
Newspapers	1,118	1,010	2,167	2,022
Book Publishing	393	390	761	781
Other	518	367	913	639

	$7,844	$6,665	$13,758	$12,347

Operating Income

Filmed Entertainment	$470	$299	$709	$667
Television	112	183	304	343
Cable Network Programming	275	262	524	459
Direct Broadcast Satellite Television	(12)	(53)	(25)	(114)
Magazines and Inserts	74	76	152	152
Newspapers	170	69	294	194
Book Publishing	54	77	109	147
Other	1	7	(72)	(19)

	$1,144	$920	$1,995	$1,829

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended December 31,		6 Months Ended December 31,
	2006	2005	2006	2005
Basic earnings per share:
Income from continuing operations
Class A	$0.27	$0.23	$0.56	$0.41
Class B	$0.23	$0.19	$0.46	$0.35
Total	$0.26	$0.21	$0.53	$0.39
Gain on disposition of discontinued operations, net of tax
Class A	$—	$0.12	$—	$0.12
Class B	$—	$0.10	$—	$0.10
Total	$—	$0.12	$—	$0.12
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	($0.33)
Class B	$—	$—	$—	($0.27)
Total	$—	$—	$—	($0.31)
Net income
Class A	$0.27	$0.35	$0.56	$0.21
Class B	$0.23	$0.29	$0.46	$0.17
Total	$0.26	$0.33	$0.53	$0.20
Diluted earnings per share:
Income from continuing operations
Class A	$0.27	$0.22	$0.55	$0.41
Class B	$0.23	$0.19	$0.46	$0.34
Total	$0.26	$0.21	$0.52	$0.39
Gain on disposition of discontinued operations, net of tax
Class A	$—	$0.12	$—	$0.12
Class B	$—	$0.10	$—	$0.10
Total	$—	$0.12	$—	$0.12
Cumulative effect of accounting change, net of tax
Class A	$—	$—	$—	($0.32)
Class B	$—	$—	$—	($0.27)
Total	$—	$—	$—	($0.31)

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

Net income
Class A	$0.27	$0.35	$0.55	$0.21
Class B	$0.23	$0.29	$0.46	$0.17
Total	$0.26	$0.33	$0.52	$0.20
Weighted average shares outstanding (diluted), in millions:
Class A	2,200	2,255	2,195	2,277
Class B	987	1,025	987	1,027

Total	3,187	3,280	3,182	3,304

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended December 31,		6 Months Ended December 31,
	2006	2005	2006	2005
	US $ Millions
Operating income	$1,144	$920	$1,995	$1,829
Depreciation and amortization	206	197	413	372
Amortization of cable distribution investments	16	26	39	53

Operating income before depreciation and amortization	$1,366	$1,143	$2,447	$2,254

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

	For the Three Months Ended December 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$470	$20	$—	$490
Television	112	23	—	135
Cable Network Programming	275	14	16	305
Direct Broadcast Satellite Television	(12)	43	—	31
Magazines and Inserts	74	2	—	76
Newspapers	170	67	—	237
Book Publishing	54	2	—	56
Other	1	35	—	36

Consolidated Total	$1,144	$206	$16	$1,366

	For the Three Months Ended December 31, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$299	$27	$—	$326
Television	183	23	—	206
Cable Network Programming	262	13	26	301
Direct Broadcast Satellite Television	(53)	43	—	(10)
Magazines and Inserts	76	1	—	77
Newspapers	69	65	—	134
Book Publishing	77	1	—	78
Other	7	24	—	31

Consolidated Total	$920	$197	$26	$1,143

News Corporation
EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2006

	For the Six Months Ended December 31, 2006 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$709	$40	$—	$749
Television	304	45	—	349
Cable Network Programming	524	27	39	590
Direct Broadcast Satellite Television	(25)	91	—	66
Magazines and Inserts	152	4	—	156
Newspapers	294	135	—	429
Book Publishing	109	4	—	113
Other	(72)	67	—	(5)

Consolidated Total	$1,995	$413	$39	$2,447

	For the Six Months Ended December 31, 2005 (US $ Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$667	$46	$—	$713
Television	343	42	—	385
Cable Network Programming	459	25	53	537
Direct Broadcast Satellite Television	(114)	84	—	(30)
Magazines and Inserts	152	3	—	155
Newspapers	194	131	—	325
Book Publishing	147	3	—	150
Other	(19)	38	—	19

Consolidated Total	$1,829	$372	$53	$2,254